DEAN HELLER
Secretary of State

101 N. CARSON ST., STE. 3
CARSON CITY, NEVADA 89701-4786
(775) 684-5708

# Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.

Office Use Only:

IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF NEVADA
AUG 21 2000
No. C17649-95
DEAN HELLER, SECRETARY OF STATE

## Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)
- Remit in Duplicate -

1. Name of corporation: **Troyden Corporation**

2. The articles have been amended as follows (provide article numbers, if available):

The corporation has changed its name and the Article 1 of the Articles of Incorporation is amended as follows:

"1. The name of this corporation is:

**Communicate.com Inc."**

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles or incorporation have voted in favour of the amendment is: 61.9% *

4. Signatures (Required):

President ~~or Vice-President~~ and Secretary ~~or Asst. Secretary~~

Dated: August 16, 2000

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

**IMPORTANT:** Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.